Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-139752

PROSPECTUS SUPPLEMENT NO. 2,
DATED JULY 5, 2007
(To Prospectus dated January 22, 2007)



                               CHINA DIRECT, INC.
                      5301 North Federal Highway, Suite 120
                                   Boca Raton,
                                  Florida 33487
                                 (561) 989-9171

                        9,546,875 Shares of Common Stock

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         This prospectus supplement supplements the prospectus of China Direct,
Inc. (the "Company") dated January 22, 2007 (the "Prospectus"), and should be read in conjunction with the Prospectus. This prospectus supplement describes a temporary reduction of the exercise price of the Company's Class B Warrants as described hereafter. This prospectus supplement must be delivered with the Prospectus.

                      TEMPORARY REDUCTION OF EXERCISE PRICE
                               ON CLASS B WARRANTS

         In connection with the Company's 2006 offering of common stock and Class A and Class B Common Stock Purchase Warrants, the Company issued Class B Warrants to purchase 3,427,500 shares of common stock exercisable at $10.00 per share and expiring November 21, 2011. The common shares of the Company underlying the Class B Warrants are included in the registration statement of which this Prospectus is a part.

         Commencing at 8:00 AM EDST on July 9, 2007 through and until 4:00 PM EDST on July 17, 2007 (the "Reduction Offer Window"), the exercise price of the Class B Warrants will be temporarily reduced from $10.00 per share to an exercise price of $3.00 per shares as to the first 1,427,500 Class B Warrants exercised. The Class B Warrants during the Reduction Offer Window may only be exercised for cash and not on a cashless basis. At the conclusion of the Reduction Offer Window, or prior thereto if the maximum amount of 1,427,500 Class B Warrants are exercised, the exercise price of the remaining Class B Warrants will remain at their original exercise price of $10.00 per share. The Company reserves the right to limit in an equitable manner the exercise of Class B Warrants by any investor or group of investors as necessary to comply with the terms of the reduction offer.

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             The date of this Prospectus Supplement is July 5, 2007.